EXHIBIT 22

                  TOWN & COUNTRY CORPORATION AND SUBSIDIARIES

                         Subsidiaries of the Registrant

Set forth below is a list of the Registrant's subsidiaries (1) as of February 23, 1997, with their state or other jurisdiction of incorporation, names under which they do business, and the percentage of their voting securities owned by the Registrant as of such date:


                                                                        Percent
Name                                        Incorporation and Date     Ownership

Essex International Public
  Company Limited(2)                        Thailand, 1984                75%
Gold Lance, Inc.(3)                         Massachusetts, 1986          100%
Anju Jewelry Limited                        Hong Kong, 1973              100%
Town & Country Fine Jewelry Group, Inc.(4)  Massachusetts, 1991          100%

-----------------------

(1) Excluded are the names of particular subsidiaries, which, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of February 23, 1997.

(2) During fiscal 1997, the Company began the process of purchasing the remaining 25% of Essex International Company Limited.

(3) Related to the sale of certain assets of Gold Lance, Inc. on April 18, 1997, the Company changed the name to GL, Inc.

(4) Verilyte Gold, Inc. and Feature Enterprises, Inc. were merged into Town & Country Fine Jewelry Group, Inc. as of May 14, 1993.